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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                        INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of      2. Date of Event        4. Issuer Name and Tickler
   Reporting Person*           Requiring Statement     or Trading Symbol
                               (Month/Day/Year)

  MAJUMDAR SUMIT    -               10/12/01           INNOFONE.COM INC.   INNF
  ------------------------        -----------          ------------------------
  (Last)  (First) (Middle)

  130 CENTENNIAL PARKWAY NORTH
  ----------------------------
        (Street)

  HAMILTON, ONTARIO L8E 1H9
  -------------------------
    (City) (State) (Zip)

3. I.R.S. Identification  5. Relationship of Reporting  6. If Amendment, Date of
   Number of Reporting       Person(s) to Issuer           Original (Month/Day/
   Person, if an entity      (Check all applicable)        Year)
   (voluntary)
                             X  Director     X  10% Owner
      ---                   ---             ---
                                Officer         Other
                             X  (give title    (specify  7. Individual or Joint/
                            ---  below)     --- below)      Group Filing (Check
                                                            Applicable Line)
                            PRESIDENT
                            ---------                       Form filed by One
                                                          X Reporting Person
                                                         ---
                                                            Form filed by More
                                                            than One Reporting
                                                            Person
                                                         ---


                         Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security  2. Amount of      3. Ownership Form:   4. Nature of
   (Instr. 4)            Securities        Direct (D) or        Indirect
                         Beneficially      Indirect (I)         Beneficial
                         Owned             (Instr. 5)           Ownership
                         (Instr. 4)                             (Instr. 5)

Common Stock             67,000,000         D
------------             ----------         -









Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

               Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of    2. Date Exer-  3. Title and  4. Conver-  5. Owner-  6. Nature of
   Derivative     cisable and    Amount of     sion or     ship       Indirect
   Security       Expiration     Securities    Exercise    Form of    Beneficial
   (Instr. 4)     Date           Underlying    Price of    Deriv-     Ownership
                  (Month/Day/    Derivative    Deri-       ative      (Instr. 5)
                  Year)          Security      vative      Secur-
                                 (Instr. 4)    Security    ities:
                                                           Direct
                                                           (D) or
                                                           Indirect
                                                           (I)
                                                           (Instr. 5)
              Date     Expira-  Title  Amont
              Exer-    tion            or
              cisable  Date            Number
                                       of
                                       Shares












Explanation of Responses:



                      /s/ Sumit Majumdar                    August 2nd/02
                    -------------------------------         ----------------
                    Signature of Reporting Person                Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
       See Instruction 6 for procedure.

Potential persons who are to repsond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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